As filed with the Securities and Exchange Commission on March 8, 2001
                                                       Registration No.

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                              3282985
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                             Identification No.)

3828 RUE SAINT PATRICK
MONTREAL, QUEBEC                                                 H4E 1A4
(Address of Principal Executive Offices)                        (Zip Code)

                     STOCK UNDERLYING THE TIREX CORPORATION
                             STOCK PLAN AND VARIOUS
                      EMPLOYMENT AND CONSULTING AGREEMENTS
                             BETWEEN REGISTRANT AND
                           EMPLOYEES AND CONSULTANTS,
                                OF THE REGISTRANT
                            (Full title of the Plan)
                        FROHLING, HUDAK & PELLEGRINO, LLC
                              425 Eagle Rock Avenue
                           Roseland, New Jersey 07068
           (Name and address, including zip code of agent for service)

                                 (973) 226-4600
          (Telephone number, including area code, of agent for service)

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                                 CALCULATION OF REGISTRATION FEE
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                                                                   PROPOSED
                                                PROPOSED           MAXIMUM
                                                MAXIMUM           AGGREGATE
  TITLE OF SECURITIES       AMOUNT TO BE     OFFERING PRICE       OFFERING         AMOUNT OF
    TO BE REGISTERED         REGISTERED        PER SHARE*          PRICE*      REGISTRATION FEE
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Common Stock, Par
Value $.001 Per Share        10,347,564          $.10           $ 1,034,756         $273.18
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Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 6, 2001.

PART I

DESCRIPTION OF THE TIREX CORPORATION STOCK PLAN

         The Tirex Corporation Stock Plan has been adopted by the Company to advance the interests of the Company and its shareholders by affording to key personnel of the Company, consultants and other persons who have made substantial contributions to the Company an opportunity to acquire or increase their proprietary interest in the Company by the issuance to such individuals of Awards, Options or Grants under the terms set forth in the Plan. By thus encouraging such individuals to become owners of Company shares, the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large part depends.

         The Plan originally provided that up to 21,000,000 shares can be issued for this purpose, 7 million shares to be given as awards, 7 million shares to underlie options to purchase Common Stock, and 7 million shares to be given as grants. Awards and Options can only be given to individuals who have been either in the employ of the Company, an officer, director or consultant for the preceding 6 months. Awards are not fully vested until the end of three years with the 1/12th of the aggregate award vesting at the end of each quarter. If the Awardee is terminated for cause or resigns the unvested portion of the award is forfeited. Options can be exercised at any time and upon exercise the underlying stock is fully vested with the purchaser. The Options are not transferable and are exerciseable for two (2) years after which time they expire. If the Optionee is terminated for cause or resigns all unexercised options are forfeited. A Grant of Stock pursuant to the terms of the Plan can only be given to persons who have made a substantial contribution to the Company and the shares are not forfeitable. On January 31, 2001, the Company amended the Plan by way of a Board of Director's Resolution providing for an additional 3,000,000 shares be allocated as grants and an additional 2,000,000 million shares be allocated to be given as options.

         The Company is registering 5,000,000 of the 26,000,000 shares underlying the Plan in this Registration Statement.

DESCRIPTION OF CONSULTING, DIRECTORS AND EMPLOYMENT AGREEMENTS

         The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

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                                              Compensation                        Number of Shares
                                               Agreement                          covered by this
Selling Shareholder                          (Name of Plan)                       Registration Statement
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Phil Romanoff           Consulting Agreement effective August 1, 2000                 250,000
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Jack Ehrenhaus          Consulting Agreement dated September 22, 2000                 515,625
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Donald  Hommel          Consulting Agreement dated September 22, 2000                 515,625
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Francois Lafortune      Consulting Agreement effective May 15, 2000                   235,081
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Michael Ash             Consulting Agreement dated September 23, 1999                 500,000
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Alan Crossley           Consulting Agreement dated June 15, 1997                      216,813
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Vijay Kachru            Consulting Agreement dated July 1, 1999                       114,420
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TOTAL                                                                               2,347,564
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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) Registrant's quarterly reports on Form 10-QSB for the fiscal quarters ended September 30, 2000 and December 31, 2000 filed pursuant to Section 15(d) of the Exchange Act.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of two hundred fifty million (250,000,000) shares, par value $.001 per share, all of which are designated Common Stock. As of March 6, 2000 there were one hundred sixty-four million, nine hundred ninety-one thousand, six hundred eighty-seven, (164,991,687) shares of Common Stock issued and outstanding.

         Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable by Registrant.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"). Pursuant thereto, the Company indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Registrant. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting there from. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

         The Registrant's By-laws provide for indemnification of the Registrant's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals therefrom and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Registrant, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

EXHIBIT
NO.                                 ITEM

4.1      The Tirex Corporation Stock Plan adopted June 23, 2000.(1)

4.2 January 31, 2001, Resolution of the Tirex Corporation's Board of Directors Amending the Tirex Corporation Stock Plan.

4.3 Consulting Agreement between the Registrant and Phillip Romanoff effective August 1, 2000.(2)

4.4 Consulting Agreement between the Registrant and Donald J. Hommel and Jack Ehrenhaus dated September 22, 2000.(3)

4.5 Consulting Agreement between the Registrant and Francois Lafortune effective May 15, 2000.(4)

4.6 Consulting Agreement between the Registrant and Michael Ash dated September 23, 1999.(5)

4.7 Consulting Agreement between the Registrant and Alan Crossley dated June 15, 1997.(6)

4.8 Consulting Agreement between the Registrant and Vijay Kachru dated July 1, 1999.(7)

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

23.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants, Independent Auditor for the Registrant.

23.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).

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     1. Filed with the Securities and Exchange Commission on July 17, 2000 as Exhibit number 4.1 to the registration statement of the Registrant on Form S-8, Registration No. 333-41608, which exhibit is incorporated herein by reference.
     2. Filed with the Securities and Exchange Commission on November 20, 2000 as Exhibit number 4.2 to the registration statement of the Registrant on Form S-8, Registration No. 333-50374, which exhibit is incorporated herein by reference.
     3. Filed with the Securities and Exchange Commission on November 20, 2000 as Exhibit number 4.3 to the registration statement of the Registrant on Form S-8, Registration No. 333-50374, which exhibit is incorporated herein by reference.
     4. Filed with the Securities and Exchange Commission on November 20, 2000 as Exhibit number 4.4 to the registration statement of the Registrant on Form S-8, Registration No. 333-50374, which exhibit is incorporated herein by reference.
     5. Filed with the Securities and Exchange Commission on January 21, 2000 as Exhibit number 4.2 to the registration statement of the Registrant on Form S-8, Registration No. 333-95153, which exhibit is incorporated herein by reference.
     6. Filed with the Securities and Exchange Commission on April 26, 2000 as Exhibit number 4.1 to the registration statement of the Registrant on Form S-8, Registration No. 333-35602, which exhibit is incorporated herein by reference.
     7. Filed with the Securities and Exchange Commission on March 17, 2000 as Exhibit number 4.1 to the registration statement of the Registrant on Form S-8, Registration No. 333-32686, which exhibit is incorporated herein by reference.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 8th day of March, 2001.

                                      THE TIREX CORPORATION

                                      By  /s/ JOHN L. THRESHIE
                                          ------------------------------
                                          John L. Threshie Jr., President and
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                          Date

/s/ JOHN L. THRESHIE              Chief Executive Officer        March 8, 2001
-------------------------
John L. Threshie, Jr.

/s/ MICHAEL ASH                   Treasurer and Chief            March 8, 2001
-------------------------         Financial and Accounting
Michael Ash                       Officer

 Majority of the Board of Directors

/s/ LOU SANZARO                   Director                       March 8, 2001
-------------------------
Lou Sanzaro

/s/ LOUIS V. MURO                 Director                       March 8, 2001
-------------------------
Louis V. Muro

/s/ JOHN L. THRESHIE              Director                       March 8, 2001
-------------------------
John L. Threshie, Jr.

                     INDEX TO EXHIBITS BEING FILED HEREWITH

Exhibit
No.                                      Item

4.2 January 31, 2001, Resolution of the Tirex Corporation's Board of Directors Amending the Tirex Corporation Stock Plan.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

23.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants, Independent Auditor for the Registrant.

23.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).